STAFF BUILDERS, INC.
10Q
11-30-96

EXHIBIT  10.1




















                   ASSET PURCHASE AND SALE AGREEMENT
                            BY AND AMONG
           ATC HEALTHCARE SERVICES, INC. AND STAFF BUILDERS, INC.
                                and
           WILLIAM HALPERIN, AND ALL CARE NURSING SERVICE, INC.






















 ASSET PURCHASE AND SALE AGREEMENT

          THIS ASSET PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into the 6th the day of September, 1996 by and among ATC HEALTHCARE SERVICES, INC., a Georgia corporation (the "Buyer"), and STAFF BUILDERS,
INC.('Parent'), a Delaware corporation and All Care Nursing Service, Inc., a New York corporation ("ACNS' or 'Seller') and William
Halperin ('Secondary Indemnitor').

BACKGROUND

            WHEREAS, Seller is desirous of selling to Buyer, and Buyer is desirous of Purchasing from Seller, certain assets in conjunction with Seller's staffing services (the 'Business'); and

            WHEREAS, Secondary Indemnitor is the present shareholder of Seller and is willing to indemnify Buyer to the limited extent provided herein; and

            WHEREAS, Parent owns all the issued and outstanding stock of Buyer and is willing to indemnify Seller and Secondary Indemnitor to the limited extent provided herein; and

            NOW, THEREFORE, for and in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller, Buyer, Parent and Secondary Indemnitor covenant, represent, warrant, stipulate and agree as follows:


ARTICLE 1.  PURCHASE AND SALE OF ASSETS


          1.1 Purchase and Sale of Assets. Seller agrees to sell, convey and transfer to Buyer, and Buyer agrees to purchase from Seller on the Closing Date (as defined herein), all customer, applicant and temporary employee lists, records and agreements, if any, relating to employees, business records and files, assignments of existing telephone numbers, contracts (oral and written), intellectual property, and all other assets which have been used in connection with, or have been at any time a part of, the Business, together with all furniture and fixtures, all of which are more fully set forth on Schedule 1.1 hereto ('Transferred Assets'), to the extent of assignability, Buyer understands that some of Seller's contracts, including its lease, are not assignable without consent.


The Transferred Assets as defined herein do not include those specifically excluded herein as set forth on Schedule 1.1(a)(the 'Excluded Assets'). The Transferred Assets being sold hereunder shall be delivered to Buyer on the Closing Date. The sale and transfer shall be effected by bills for sale, assignments, or other instruments of transfer, in form and substance satisfactory to Buyer and Seller. Seller agrees that it will, at any time after the Closing Date, upon the request of the Buyer, execute, acknowledge and deliver all such further conveyances, assignments and transfers, as may be reasonably required or necessary for the purpose of assigning, transferring, conveying and granting to the Buyer good, valid and marketable title to any and all of the Transferred Assets being sold hereunder.

            1.2 Assumption of Contracts. Buyer agrees to assume all executory obligations under the Contracts and leases set forth in
Schedule 1.2.

            1.3 Assumed Liabilities. Except as specifically numerated in Schedule 1.3, Buyer shall not in any respect assume liabilities, debts or obligations of Seller.


ARTICLE 2.  CLOSING DATE


          2.1 Closing and Closing Date. The Closing hereunder (the "Closing") shall take place at such place and time and on such date ("Closing Date") as may be agreed to in writing by Seller and Buyer, but in no event later than 30 days after the date of this Agreement.


 ARTICLE 3.  PURCHASE PRICE FOR THE TRANSFERRED ASSETS


          3.1     Purchase Price for the Transferred Assets.   The
purchase price (the "Purchase Price") for the Transferred Assets shall be Two Million Five Hundred Thousand Dollars ($2,500,000), payable as follows:


      a)    $1,300,000 payable at Closing by wired funds to Seller.

      b) $1,200,000 by a Promissory Note ('Note') payable over thirty (30) months with interest at seven (7%) percent per annum. The principal and interest will be made in equal quarterly payments. Except for the indemnification under
      Section 12.1 hereof for the specific liabilities disclosed to Buyer in Schedules 4.5b and 4.9, respectively, the Note will not be subject to offset for any reason. The Note will be guaranteed by Staff Builders, Inc., as surety ('Guaranty'). The Note and Guaranty will be in the form and substance of
      Exhibit III.

            3.2 Additional Purchase Price. In addition to the Purchase Price to be paid pursuant to Section 3.1, Buyer will pay a sum equal to one and one-half percent (1.5%) of the gross revenues collected from Harlem Hospital during the twenty-four (24) months following Closing. This amount is not to be reduced by any inability of Buyer to maintain any level of gross income from the business and will be payable quarterly, beginning on October 15, 1996, and thereafter on the 15th day of the month immediately following the end of each quarter. This is a joint and several liability of Buyer and Parent. Each quarterly payment will be accompanied by a statement showing the calculation of the payment. Seller shall have the right to examine the relevant books and records to verify the gross revenues collected from Harlem Hospital during the quarter for a period of 45 days from the date of receipt of each payment. Such review of the relevant books and records shall be solely at Seller's expense and upon a reasonable notice to Buyer. Buyer and Seller agree to allocate the Additional Purchase Price of 10% to contract rights and 90% to goodwill and shall file their income tax returns consistent with such allocation in accordance with Internal Revenue Code 1060. This provision is not to be construed as any covenant with respect to a commitment on the part of Buyer to provide services to Harlem Hospital.

            3.3 Adjustment to Additional Purchase Price. The Additional Purchase Price is subject to adjustment for the liabilities set forth in Section 3.1(b). During a six-month period commencing on the Closing Date, the Additional Purchase Price is subject to further adjustment for a finance charge to be calculated at 7% per annum to be applied to any payments from Harlem Hospital received by Buyer more than 45 days after proper invoice, acceptable to Harlem Hospital. Interest commences on the 46th day.

            3.4 Allocation of Purchase Price. Seller and Buyer agree to be bound by the following allocation of purchase price for federal income tax purposes in accordance with Internal Revenue Code 1060:

Furniture and Equipment             $   10,000

Non-Compete Agreement               $  100,000

Goodwill                            $2,390,000


ARTICLE 4. REPRESENTATIONS AND  WARRANTIES  OF  SELLER

          Seller hereby represents and warrants to Buyer both as of the date hereof and the Closing Date as follows:

            4.1 Organization of Seller; Good Standing;
 Qualifications

            Seller is a corporation, duly organized, and is in good standing under the laws of the State of New York. Neither the nature of its assets or business requires Seller to register to conduct business in any other jurisdictions. Seller has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

            4.2 Authority

      (a) Seller has full power and has taken all actions necessary to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents (as hereinafter defined) to which it is a party constitute the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditor's rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. For purposes of this Agreement, "Transaction Documents" shall mean this Agreement and the Schedules hereto, each certificate delivered pursuant hereto, each Exhibit hereto in executed form and all other documents and agreements executed and delivered to Buyer pursuant hereto at the Closing. Nothing contained herein shall be construed as a representation with respect to the assignability of any contracts, leases and other agreements. The contracts, leases and other agreements have been made available to Buyer and speak for themselves.

     (b) Neither the execution or delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby will (i) except for obtaining the required consents as set forth on Schedule 4.2 and except for obtaining any consent where the failure to obtain such consent would not materially or adversely affect the Transferred Assets, conflict with, constitute a breach, violation or termination of any provision of any contracts and other agreements to which Seller is a party or by which any of them is bound, (ii) conflict with or violate the Articles of Incorporation or By-laws, of Seller (iii) violate any statute, law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to Seller, except for any statute, law, regulation, judgment, rule, order, license, permit or any other restriction, where the violation thereof would not materially or adversely effect the Transferred Assets.

          4.3  Approvals; Other Authorizations - Seller.    Except
as set forth on Schedule 4.2, no consent, waiver, authorization or approval of, giving of notice to, or registration or filing or taking of any other action in connection with, any governmental authority or of any other person is necessary in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby. Nothing contained herein shall be construed as a representation with respect to the assignability of any contracts, leases and other agreements. The contracts, leases and other agreements have been made available to Buyer and speak for themselves.

           4.4    Approvals, Licenses and Other Authorizations.
 All licenses, permits and other governmental authorizations and approvals of all federal, state and local governmental authorities required or necessary for Seller to operate have been duly obtained and are in full force and effect, except where the failure to so would not have a material adverse effect upon the financial condition of Seller. Except as set forth on Schedule 4.2, these licenses, permits and authorizations are hereby transferred to Buyer as part of the Transferred Assets. Except as set forth on Schedule 4.2, the sale of the Transferred Assets and the consummation of the transaction contemplated by this Agreement and the other Transaction Documents will not result in the termination or revocation of any license, permit or other governmental authorizations of Seller. Seller has operated its business in accordance with all applicable federal, state and local laws, rules and regulations, except where noncompliance would not have a material and adverse impact on the financial condition or operations of Seller. There are no proceedings pending, or to the best of Seller's knowledge, threatened to restrict, revoke or modify such licenses, permits or other governmental authorizations and approvals of Seller or to the best of Seller's knowledge, matters which could give rise to such proceedings.

          4.5     Financial Statements; Liabilities.

      (a) Seller has delivered to Buyer a copy of the balance sheet of Seller as of June 22, 1996, and the related statement of revenues and expenses, changes in fund balances and statement of cash flows (the "Financial Statements"). The Financial Statements have been prepared from the books and records of Seller on a consistent basis in accordance with generally accepted accounting principles, as of the date and for the period then ended. The Financial Statements are based upon the books and records of Seller and fairly represent the financial position of Seller and its results of operations for the period then ended.

     (b) Seller has delivered to Buyer Seller's financial statements as of August 17, 1996, (the 'Interim Financial Statements'). Other than as disclosed in the Financial Statements and Interim Financial Statements, Seller has no outstanding liabilities as of the Closing Date and Seller has no knowledge of any threatened claims, actions or investigations which would result in the incurrence of any additional liabilities by Seller, except as set forth in Schedule 4.5(b).

     (c) Seller has no indebtedness, liability or obligation of any character whatsoever, whether or not accrued, whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, contingent or otherwise, including without limitation liabilities for taxes, other governmental charges or pending lawsuits, other than (i) liabilities reflected in the Financial statements or Interim Financial Statements or (ii) liabilities since the date of the Interim Financial Statements as set forth in
Schedule 4.5(b), or as otherwise permitted by this Agreement.

      (d) The Seller shall be obligated to pay all taxes, debts, liabilities and obligations (absolute and contingent) of every kind and description of the Seller relating to the Business not expressly assumed by the Buyer hereunder, including, but not limited to, taxes, trade payables, wages, wage benefits or supplements, commissions, refunds due, penalties and fines by the State of New York, pending litigation and claims, including professional liability claims, arising out of services performed prior to the Closing Date, except as itemized on Schedule 1.3.

            4.6   Absence of Certain Events.  Since June 22, 1996
Seller has operated its business in the ordinary and normal course and there has not been:

     (a) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the assets and properties of Seller;

     (b) except as set forth in Schedule 4.6, any increase or decrease in the compensation payable or to become payable to any of Seller's officers or management employees or material change in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of Seller's officers or management employees, any commission or bonus paid to any of such officers or management employees or any amendment to any employment agreement or benefit plan;

     (c) any sale, assignment, transfer, lease or other disposition of any asset of Seller, other than in the ordinary course of business consistent with past practices;

      (d) any acquisition of any assets, other than in the ordinary course of business consistent with past practices;

      (e) any transaction, contract or commitment entered into which is not in the ordinary course of business and consistent with past practices;

     (f) any material adverse change in the assets, business or financial condition of Seller;

     (g) any amendment to the Articles of Incorporation or By-laws of Seller;

     (h) except set forth on Schedule 4.6, any payment or commitment to pay severance or termination pay to any officer, director, employee, agent, consultant or representative of Seller;

     (i) any debt or liability other than in the ordinary course of business or as otherwise permitted pursuant to the terms of this Agreement.

          4.7 Title To and Condition of Properties.

      (a) Schedule 4.7 hereto contains a list of all real property owned or leased by Seller, and a true and complete copy of the deed therefor and each such lease with respect thereto has been identified and made available to Buyer. Without limiting the generality of the foregoing, as to leasehold estates leased by Seller, as lessee, Seller has quiet and peaceable possession of each of the leased properties and other than statutory rights of distraint or similar rights of landlords, Seller has not pledged, assigned, mortgaged or otherwise encumbered its leasehold interest in any such leasehold estate. All leases and subleases to which Seller is a party are in full force and effect, and there are no material defaults thereunder. With respect to such leases, no default or event of default on the part of Seller, as lessee, and to the knowledge of Seller, no default or event of default on the part of the lessor, under the provisions of any of said leases, and no event which with the giving of notice or passage of time, or both, would constitute such default or event of default on the part of Seller, or to the knowledge of Seller, on the part of any such lessor, has occurred and is continuing unremedied or unwaived.

     (b) Seller has good and valid title to all of The Transferred Assets and properties, including without limitation all leased real estate of Seller, free and clear of all liens, security interests, and other encumbrances, except as set forth on Schedule 4.7 hereto.

     (c) The Transferred Assets of Seller including, but not limited to, all machinery, equipment, furniture and fixtures are in good operating condition and repair for assets of such age and type, subject to ordinary wear and tear and the use to which such assets have been employed.

            4.8  Contracts and Commitments.  The contracts listed on
Schedule 4.8, ('Contracts') are in full force and effect, and there exists no default or event of default thereunder which would cause the termination of such contract. Seller has not received any notice that any person party to a Contract intends to cancel, modify or terminate any Contract, and Seller has not given any notice of cancellation, modification or termination of any Contract. Each Contract is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, and no consent or approval of the other parties to any Contract or any person pursuant to any Contract is required for the transfer of the Contract to Buyer, other than the consents and approvals set forth on Schedule
4.2 hereto.

     (b) As of the date hereof, Seller has not made any other contract or agreements or granted any option to sell or otherwise transfer any part of its assets or entered into any understanding or agreement in principle respecting any such transaction with anyone other than Buyer.

     (c) Except as set forth on Schedule 4.8(c), there are no contracts or commitments between Seller and any affiliate.

            4.9  Tax Returns and Tax Audits.

     (a) Except as set forth on Schedule 4.9, Seller has filed with all appropriate governmental agencies all tax or information returns and tax reports required to be filed and has paid all federal, state and local income, franchise, sales, property, excise, ad valorem, employment (including applicable withholdings for FICA, FUTA, and other required federal, state or municipal withholdings) or other taxes, and all interest, penalties, assessments or deficiencies claimed to be due by any such taxing authority for all periods prior to the current taxable period. No extensions of time to file any tax returns of Seller have been requested that are currently effective.

     (b) Except as set forth on Schedule 4.9, Seller is not a party to any pending or threatened action or proceeding by any governmental taxing authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against Seller. Seller is not subject to any pending audit or examination by any governmental taxing authority for assessment or collection of taxes.

          4.10 Insurance. Attached hereto as Schedule 4.10 is a list and description of all general liability, director and officer, property and casualty insurance policies currently in force providing coverage on behalf of Seller including, without limitation, for the following: malpractice or negligent or grossly negligent acts or omissions by Seller or its employees or agents and for general liability of Seller, general casualty, property damage and flood insurance. All of such insurance is now in full force and effect and premiums with respect to such policies have been paid to keep such insurance in full force and effect through the dates set forth on Schedule 4.10. True and complete copies of all such policies and any endorsements thereof have been identified and made available to Buyer. There are no outstanding unpaid claims for insurance with respect to the insurance policies of Seller. Seller has not received any notice of cancellation or non-renewal with respect to the insurance policies providing coverage of Seller.

            4.11  No Litigation, Adverse Events or Violations.

      (a) Except as set forth on Schedule 4.11 hereto, there is to Seller's Knowledge no other action, suit, claim or other proceeding pending against Seller. To the best of Seller's knowledge there is no action, suit, claim or other proceeding threatened against Seller. There are no injunctions or orders entered, pending or to the best of Seller's knowledge, threatened against Seller.

     (b) Except as set forth on Schedule 4.11, Seller is in compliance with applicable federal, state and local laws, relating or applicable to it where the violation of or noncompliance with which would have a material adverse effect on the financial condition or operations of Seller.

     (c) Except as set forth in Schedule 4.11, there are no actions, suits or claims or proceedings pending or, to the knowledge of Seller, threatened that would give rise to any right of indemnification on the part of any director or officer of Seller or the heirs, executors or administrators of any such director or officer, against Seller.

            4.12 Labor Agreements. Seller is not and has never been a party to and is not bound by any collective bargaining agreement.

            4.13  Employee Benefit Plans.

     (a) Except as set forth on Schedule 4.13 hereto, Seller does not have any Benefit Plans, as defined in paragraph (l) below, nor has Seller maintained or contributed to any Benefit Plans subject to Title IV of ERISA.

     (b) All persons who participate in the operations of each Benefit Plan (including but not limited to the members of any plan committee, all plan fiduciaries, all plan administrators, Seller, its Board of Directors, and all relevant employees of the Seller) act and have always acted with respect to each Benefit Plan in all material respects in accordance with the requirements of all applicable laws (including but not limited to the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder ("ERISA") and the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder (the "Code") and in accordance with the terms and conditions of each such Benefit Plan.

     (c) All Benefit Plans are now, and have always been established, maintained and operated in all material respects in accordance with all applicable laws (including but not limited to ERISA and the Code) and in accordance with the terms and conditions of each such Plan.

     (d) Except as set forth on Schedule 4.13, all returns, reports, disclosure statements and elections required to be made under all applicable laws (including but not limited to ERISA and the Code) with respect to the Benefit Plans have been timely and accurately filed, delivered, or made.

     (e) With respect to any of the Benefit Plans, no reportable events (within the meaning of ERISA and the Code, respectively), prohibited transactions (within the meaning of Section 4975 of the Code) or party-in-interest transactions (within the meaning of
Section 406 of ERISA) have occurred.

      (f) Except as described in Schedule 4.13 hereto and except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including but not limited to any Benefit Plan, any plan fiduciary and Seller) with respect to the operations of, or any transactions with respect to, any Benefit Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Benefit Plan (including but not limited to any tax or penalty for the failure to withhold income taxes in connection with fringe benefits).

     (g) Except as set forth on Schedule 4.13, all contributions required to be made to or with respect to each Benefit Plan have been completely and timely made.

     (h) All benefits or other payments required to be made under or by any Benefit Plan have been completely and timely paid.

     (i) There has been no merger, consolidation or transfer of assets or liabilities (including but not limited to a split up or split off) with respect to any Benefit Plan.

     (j) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Benefit Plans or their assets, or arising out of such Benefit Plans, including but not limited to any action, suit or claim by or on behalf of the Benefit Plans or by any employee of the Seller alleging a breach or breaches of fiduciary duties or violations of applicable state or federal law which could result in liability on the part of either Seller or the Benefit Plans under ERISA or any other law, and, to Seller's best knowledge, no facts exist which could give rise to any such actions, suits or claims.

      (k) Seller has identified and made available to Buyer true and complete copies of all current and prior material documents, including all amendments thereto, with respect to each of the Benefit Plans set forth in Schedule 4.13 hereto, and Seller hereby agrees to transfer to Buyer, upon Closing, all records in connection with any Benefit Plan expressly assumed by Buyer hereunder. All such records shall accurately state the history of each participant and beneficiary in connection with each Benefit Plan and accurately state the benefits earned by and/or owed to each such person under each Benefit Plan.

      (l) For purposes of this Section 4.13, the term "Benefit Plan" includes but is not limited to (i) pension, retirement, profit sharing, stock bonus, and non-qualified deferred compensation plans,
(ii) disability, medical, dental, worker's compensation, health insurance, life insurance, and incentive plans, (iii) vacation benefits and fringe benefits, (iv) any other employee benefit plan as such term is defined in Section 3(3) of ERISA, and (v) any cafeteria plan, accident and health plan (including self-insured medical reimbursement plan), or dependent care assistance program
(as such terms are defined in Sections 125, 105 and 129, respectively of the Code).

     (m) Seller has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code which applies to any employees of Seller prior to the Closing.

      (n)  Seller's agreements and representations made in this
Section 4.13 are effective solely to the extent that Seller's breach of the same will result in Buyer being liable to any third party due to Buyer's purchase of the Transferred Assets. It is expressly agreed that Buyer does not assume and does not in any way become liable for any of Seller's employee benefit plan obligations of any kind or type and further that Buyer shall not become subrogated to any of Seller's employees' rights against Seller, if any.

            4.14 Trade Names. Seller does not conduct business under any name other than those listed on Schedule 4.14.

            4.15  Billings.

      (a) All billings by Seller relating to the Business are true and correct in all material respects and are in compliance in all material respects with all applicable laws and regulations.

      (b) Neither Seller nor any of its respective officers, directors, employees or agents, on behalf of or for the benefit of Seller, directly or indirectly, has (i) offered or paid any amount to, or made any financial arrangements with, any of Seller's past or present customers or potential customers in order to obtain business from such customers, other than standard pricing or discount arrangements consistent with proper business practices,
(ii) except for incidental gifts of nominal value given, or agreed to be given, is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past or present customer, supplier, source of financing, landlord, sub-tenant, license or anyone else at any time, (iii) agreed to make, or is aware that there is any agreement to make, any political contribution or any contributions, payment or gifts of their respective funds or property to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift related to the business of Seller and is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic), or (iv) made, or agreed to make, or is aware that there have been, or that there is, any agreement to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for the benefit of any past or present customer, employee, supplier or landlord of Seller, or for any purpose other than that reflected in the documents supporting the payments.

            4.16  Directors, Officers and Employees.  Set forth on
Schedule 4.16 is a true and compete list of the officers of Seller and each employee of Seller, together with the current position of each such employee and the current amount of salaries and bonuses of each such employee. Schedule 4.16 also sets forth whether Seller has entered into a written employment agreement with any such person, and a true and complete copy of each such employment agreement has been made available to Buyer.

            4.17 Fees. Seller has not, directly or indirectly, retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or the transaction contemplated thereby.

            4.18 No Adverse Action. There are no actions, suits, claims or other proceedings pending or, to the best of Seller's knowledge, threatened or injunctions or orders entered, pending or, to the best of Seller's knowledge, threatened against Seller, to restrain or prohibit the consummation of the transactions contemplated hereby.

            4.19 Full Disclosure. Seller has disclosed to Buyer all material facts relating to Seller and its operations and has not omitted to disclose to Buyer any material fact relating to Seller, or its operations necessary to make the statements made herein not misleading.

            4.20 Severance Pay. The Closing of the transaction contemplated hereunder shall not result in any severance obligations with respect to employees of Seller.

            4.21 Operation Of The Business. The Transferred Assets constitute assets which are necessary to the Business of Seller as conducted at present and all such Transferred Assets of Seller are being transferred to Buyer on the Closing Date. Nothing contained herein shall be construed as a representation with respect to the assignability of any contracts, leases and other agreements. The contracts, leases and other agreements have been made available to Buyer and speak for themselves.

            4.22 Files. All of the client, applicant and employee files being transferred by Seller to Buyer hereunder contain all documentation required by, and comply in all material respects with, applicable laws, rules and regulations and, to the best of Seller's knowledge, no copies or originals of any such files required to be maintained have been removed by any officer, director, agent or employee of Seller or by any third-party. The books and records of the Seller relating to the Business, including, but not limited to, operating data, sales promotional data, advertising material and customer lists are complete and correct in all Material respects. Such books and records have been made available to the Buyer or will be delivered to the Buyer on the Closing Date. Buyer agrees to allow Seller or its representatives access to the books and records transferred hereunder for a period of six (6) years from the date of closing subject to adequate and reasonable notice. This section shall apply only to files of Seller subsequent to December 31, 1994. All prior files shall be retained by Mr. Halperin and be available to Buyer upon reasonable notice for the period ending six (6) years from the date of Closing.

            4.23  Environmental Compliance, Hazardous and Medical
        Waste.

      (a) Seller owns no real property, Seller has been at all times prior hereto, and presently is, in compliance with all federal and state environmental statutes or laws concerning environmental protection and the use or disposal of hazardous material.

      (b) Neither Seller, nor to the best of Sellers knowledge has any other person ever used the office of Seller as a facility for the manufacture, processing, distribution, use, transport, handling, storage, treatment or disposal of any Hazardous Material.

      (c) The office of Seller and its operations and services are in full compliance with all Federal, state and local Environmental
Laws, and all federal, state or local environmental statutes, ordinances, rules and regulations relating to emissions, discharges, disposal or releases of pollutants, contaminants, chemicals, medical or hazardous substances or waste into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, disposal, transportation or handling of pollutants, chemicals, contaminants or industrial, toxic, medical or hazardous substances or wastes.

      (d) To Seller's Knowledge, the office of Seller has never contained either asbestos, PCBs or other toxic materials, whether used in construction or stored thereon.

      (e) (i) To Seller's knowledge, there are no Hazardous Materials, the presence of which is limited, regulated or prohibited by any federal, state or local governmental authority or agency having jurisdiction over the office of Seller, or which are otherwise known to pose a hazard to health or safety of occupants of the office of Seller, located on, in or under the office or used in connection therewith; or (ii) Seller has fully disclosed to the Buyer in writing the existence, extent and nature of any Hazardous Materials, which Seller is legally authorized and empowered to maintain on, in or under the office of Seller or use in connection therewith, and Seller has obtained all licenses, permits and approvals required with respect thereto, and is in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals.

      (f) Between the date of this Agreement and the Closing Date, Seller agrees that it shall promptly notify Buyer in writing of any change in the nature or extent of any Hazardous Materials maintained, in the office of Seller or used in connection therewith, and will transmit to Buyer copies of any citations, orders, notices or other material governmental or other communication received with respect to any Hazardous Materials.

      (g) Seller has not caused or permitted to exist, as a result of an intentional or unintentional act or omission on its part, a releasing, discharging, spilling, leaking, pumping, emitting, pouring, emptying or dumping of 'Hazardous Material' into waters or onto lands of any state or the waters of the United States, or into waters where damage may result to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by any state or the United States, unless said release, spill, or leak is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities.

      (h) Seller has not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with any environmental law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any statutory or common law legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any hazardous material, whether with respect to the office of Seller or otherwise (hereinafter an 'Environmental Complaint'). Without limiting the foregoing, Seller has not received a summons, citation, notice of violation, directive, letter or other communication, written or oral, from any local or municipal agency or department, any state or the U.S. Government concerning any intentional or unintentional action or omission on Seller's part which had resulted in the releasing, discharging, disposing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of hazardous materials into waters or onto lands of the State of New York, or waters of the United States, or into any waters where damage may have resulted to the lands, waters, fish, shellfish, wildlife, biota, air and other resources owned, managed, held in trust or otherwise controlled by any state or the United States.

      (i) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Seller or any Shareholder relating in any way to any Environmental Law or any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

      (j) Seller and Shareholders, jointly and severally, hereby agree to indemnify, reimburse, defend and hold harmless Buyer, its officers, directors, employees, successors and assigns from and against all demands, claims, civil or criminal actions or causes of action, liens, assessments, civil or criminal penalties or fines, losses, damages, liabilities, obligations, costs, disbursements, expenses or fees of any kind or of any nature (including, without limitation, cleanup costs, attorneys', legal assistants', consultants' or experts' fees and disbursements and costs of litigation) which may at any time be imposed upon, incurred by or awarded against Buyer, related to or resulting from: (1) the breach of any representation or warranty under this Agreement; (2) pursuant to or in connection with the application of any Environmental Law, to the acts or omissions of Seller environmental damage or personal injury alleged to have been caused, in whole or in part, by the manufacture, processing, distribution, use, handling, transportation, treatment, storage, or disposal of any Hazardous Materials; or (3) the presence, whether past or present of any Hazardous Materials placed by Seller, in or about the office.

            Those liabilities, losses, claims, damages and expenses for which Buyer is indemnified under this Agreement shall be reimbursable to Buyer at Buyer's option to make payments with respect thereto, without any requirement of waiting for ultimate outcome of any litigation, claim or other proceeding, and Seller or Shareholders or any of them, shall pay such liability, losses, claims, damages and expenses to Buyer as so incurred within thirty
(30) days after notice from Buyer itemizing the amounts incurred to the date of such notice.

      (k) The provisions of this indemnification relating to Environmental Laws and Hazardous Materials shall be in addition to, and a remedy independent of, the Seller's and Shareholder's obligation for general indemnification under Article 12 herein and this indemnification shall not be limited in any respect by any term or condition of such Article 12 Indemnification.

      (l) If Seller fails to comply herewith or shall be discovered to be in breach of this Section 4.24 prior to Closing, Buyer may, in addition to terminating this Agreement as provided by Article 10 herein, recover from Seller and Shareholder, who jointly and severally agree to pay, for any expensed incurred by Buyer in the Buyer's efforts to purchase the Assets including, without limitation, expenses incurred as a result of Buyer's inspections of the office, records and other matters.

      (m) In the event Buyer is denied any use or disposal permits requested from the applicable Federal, state or local government prior to the Closing Date, Buyer may, at its election, terminate this Agreement and neither party shall have any further rights or obligations pursuant to this Agreement.

            4.24 Bulk Sales Compliance. All actions required to be taken by the Seller in order to comply with any applicable state bulk transfer statute will be timely taken prior to Closing. If Seller does not comply with the Bulk Sales Act, Seller will indemnify and save Buyer harmless from all costs, expenses, and damages arising from such noncompliance.


ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller, both as of the date hereof and as of the Closing Date, as follows:

          5.1 Organization of Buyer; Good Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia. Buyer's operating subsidiary, which will acquire the Transferred Assets following the closing and operating the Business will be qualified to do business in New York. Buyer has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Buyer is not currently qualified to do business in New York and this transaction, as contemplated with the subsequent transfer of the Transferred Assets to aforesaid operating subsidiary will not require the Buyer to qualify itself to do business in New York.

             5.2  Authority.

            (a) Buyer has full corporate power and has taken all action necessary to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

          (b) Neither the execution nor delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby will (i) except for obtaining any consent, where the failure to obtain such consent would not materially or adversely affect the assets or the financial condition of Buyer, conflict with, constitute a breach, violation or termination of any provision of any contracts and other agreements to which Buyer is a party or by which it is bound, (ii) conflict with or violate the Articles of Incorporation or By-laws of Buyer, or (iii) violate any law, regulation, judgment, rule, order or any other restriction of any other kind or character applicable to Buyer or any of its properties or assets, the violation of which could have a material adverse effect on the financial condition or business operations of Buyer.

          5.3 No Adverse Action. There are no actions, suits, claims or other proceedings pending or, to the best of Buyer's knowledge, threatened or injunctions or orders entered, pending or, to the best of Buyer's knowledge, threatened against Buyer, to restrain or prohibit the consummation of the transactions contemplated hereby.

            5.4 Material Misstatements or Omissions. Neither this Agreement nor any other documents, certificate or statement furnished to Seller by or on behalf of Buyer or Parent in connection with this Agreement contains any untrue statement of material fact, or omits any material fact necessary to make the statements contained herein and therein not misleading in light of the context in which they are made.

            5.5 Fees. Buyer has not, directly or indirectly, retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agency or finder on account of this Agreement or the transaction contemplated hereby.

            5.6 No Material Adverse Changes. Since the date of Parent's consolidated financial statement for the quarterly period ending May 31, 1996, there have been no changes materially adverse to Parent and its subsidiaries, and their assets, financial condition, operating results or business condition, taken as a whole.

            5.7 Inspection and Value. Buyer has formed its own opinion as to the value of the Transferred Assets. Seller's warranties include only the express written warranties that are contained in this Agreement. Buyer has inspected the Transferred Assets to the full extent of its desire and Seller has given Buyer ample opportunity to conduct such inspections.

            5.8   Compliance with Applicable Law.   None of the Buyer
or Parent offices have advised either Buyer or the Parent and to the best of the Buyer's knowledge, neither Buyer nor Parent has received any notice or information of any violation, possible violation, or default by Buyer under any applicable law, regulation or order of any governmental department, commission, board or agency or instrumentality, domestic or foreign, having jurisdiction over Buyer's operations which could materially adversely affect the ability to consummate the transaction contemplated hereby and to pay the Note delivered to Seller pursuant to this Agreement.

            5.9 Consents and Approvals. Except with respect to Mellon Bank, the execution and delivery by Buyer of this Agreement, and the performance by Buyer and Parent of their obligations hereunder, do not require Buyer or Parent to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority.

            5.10 Litigation. None of the Buyer or Parent offices have advised either Buyer or the Parent and to the best of the Buyer's knowledge, there are no actions, proceedings or investigations pending or threatened against Buyer or Parent before any court or administrative agency which could materially adversely affect the Buyer's ability to consummate the transaction contemplated hereby and to pay the Note delivered to Seller pursuant to this Agreement.

            5.11 No Known Adverse Effects. To the best of Buyer's and Parent's knowledge, there is no material adverse fact known to Buyer's or Parent's Senior Executive management, which when taken as a whole, would materially adversely effect the financial ability of Buyer or Parent to perform their financial obligations under this Agreement.

            ARTICLE 6.  COVENANTS AND AGREEMENTS OF SELLER


            6.1 Actions Pending Closing. From the date hereof to the Closing, except as otherwise contemplated by this Agreement, Seller covenants and agrees as follows:

          (a) Seller will be operated in the usual and ordinary manner consistent with past practices and will preserve its present business organization, and preserve its present relationships with persons having business dealings with it and to take such actions as are necessary and to cause the transition of such business operations and employee and other relationships to Buyer following the Closing, as contemplated by this Agreement.

          (b) Seller will not, without Buyer's consent, increase or decrease the compensation payable or to become payable by Seller to any officer or employee of Seller, or make any change in any insurance, pension or other employee benefit plan, pay any commission or bonus to any of such officers or employees, other than in the normal course of business consistent with existing personnel policies, nor will Seller amend any employment agreement between SELLER and any employee of Seller.

          (c)     Except as otherwise provided herein, Seller will not
(i) mortgage, pledge, create or permit to exist any lien or security interest against any of its assets, except for the liens and security interests set forth on Schedule 6.1 hereto and except for liens securing property acquired by Seller in the ordinary course of business and as otherwise permitted pursuant to this Agreement (the "Permitted Exceptions"); (ii) fail to maintain its assets in the usual and ordinary course of business consistent with past practices; (iii) sell, assign, transfer, lease or otherwise dispose of any of its assets or acquire any assets or any interest therein, except in each case in the usual and ordinary course of business;
(iv) terminate, modify or change any of the Contracts; and (v) enter into any transaction, contract or commitment obligating Seller in excess of $5,000 which is not in the usual and ordinary course of Seller's business.

          (d) All assets of Seller will be used, operated, maintained and repaired in the usual and ordinary course of Seller's business consistent with past practices.

          (e) Seller will not permit any insurance policy naming it as a beneficiary or a loss payable payee covering any of its assets or its operations to be canceled, terminated or modified or any of the coverage thereunder to lapse unless simultaneously with such termination or cancellation, replacement policies, reasonably satisfactory to Buyer, providing substantially the same coverage are in full force and effect.

          (f) Seller will timely file (including all applicable extensions) all tax returns and reports required to be filed with any federal, state or local governments or governmental agencies. Seller will timely file (including all applicable extensions) the federal and state income tax returns with respect to Seller's operations for the period January 1, 1996 through and including the day before the Closing Date and make all payments required in connection therewith.

          (g) With respect to any Contracts of Seller which, in accordance with their terms, will terminate due to the expiration of the term thereof prior to the Closing Date, Seller shall use good faith efforts to extend such Contracts; provided, however, that in the event any such extension would require payment of rentals or other compensation by Seller in excess of that currently paid or would require Seller to agree to terms which are materially and adversely different from the present terms of such Contract, then Seller shall not extend such Contract without obtaining Buyer's prior written consent, which shall not be unreasonable withheld, to such terms and extension.

            (h) From the date hereof, through and including the Closing Date, Seller shall not amend its Articles of Incorporation or By-laws.

          (i) Seller will operate its business through the Closing Date so that the representations and warranties of Seller made to Buyer in this Agreement shall be true and correct at Closing Date as if made on the Closing Date (except for representations and warranties made in Sections 4.1, 4.5, 4.16 and 4.17 with respect to Financial Statements and other financial information of Seller which expressly relate to an earlier date or time, which representations shall be true and correct on and as of the specific date or times referred to therein); provided however that Seller shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date.

          6.2 Consents. Seller shall use good faith efforts and cooperate with Buyer in obtaining all necessary consents required for the transfer of the Transferred Assets to Buyer.

            6.3 Material Misstatements or Omissions. Neither this Agreement nor any other documents, certificate or statement furnished to Buyer by or on behalf of Seller or Secondary Indemnitor in connection with this Agreement contains any untrue statement of material fact, or omits any material fact necessary to make the statements contained herein and therein not misleading in light of the context in which they are made.

            6.4 Fees. Seller has not, directly or indirectly, retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agency or finder on account of this Agreement or the transaction contemplated hereby.


ARTICLE 7.  COVENANTS AND AGREEMENTS OF BUYER

          Buyer hereby covenants and agrees with Seller as follows:

          7.1 Consents. From and after the date hereof Buyer shall use good faith efforts and cooperate with Seller in obtaining all necessary consents required for the transfer of the Transferred
Assets to Buyer.

          7.2 Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that after Closing each will make reasonably available to the other's agents, independent auditors and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Transferred Assets of Seller for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, preparation of tax returns, audits, compliance with governmental requirements and regulations, the prosecution or defense of claims and other matters.

            7.3 Employees. Except as indicated on Schedule 4.16, buyer agrees to offer each employee listed on Schedule 4.16 a similar position with Buyer or its subsidiary, at the same rate of pay.


ARTICLE 8.  CONDITIONS TO BUYER'S OBLIGATION TO
CONSUMMATE THE TRANSACTION

          Each and every obligation of Buyer to be performed hereunder is subject to the satisfaction on or prior to the Closing Date of the conditions set forth below, any one or more of which may be waived by Buyer.

          8.1 Compliance with Agreement. Seller shall have performed all of their obligations and agreements, and complied, in all material respects, with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by them on or prior to the Closing Date, and Seller shall have delivered a certificate to such effect to Buyer at Closing.

          8.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement and the other Transaction Documents shall be true, complete and correct, in all material respects, on and as of the date made and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on the Closing Date, and Seller shall have delivered a certificate to such effect to Buyer at Closing.

          8.3 Approvals and Consents. The material consents, approvals and waivers as set forth on Schedule 8.3 hereto necessary in order to consummate the transactions contemplated hereby shall have been obtained.

          8.4 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated or which would prohibit Buyer's purchase of the Transferred Assets.

          8.5 No Material Adverse Change. No event or condition resulting in a materially adverse change in the financial condition of Seller or its assets shall have occurred and be continuing.

          8.6 Opinion of Counsel. Buyer shall have received an opinion of Seller's legal counsel, dated the Closing Date, substantially in the form of Exhibit I hereto.

          8.7 Deliveries. Buyer shall have received from Seller all of the other documents required to be delivered by them pursuant to Section ll.l(a) of this Agreement.

            8.8 Consulting Agreement. Buyer shall have received the Consulting Agreement substantially in the form of Exhibit II hereto duly executed by Secondary Indemnitor, and such Consulting Agreement shall be in full force and effect and constitute a legal, valid and binding obligation of the Secondary Indemnitor and enforceable against him in accordance with its terms.

            8.9 Corporate Name. Within five (5) days following the Closing Seller shall file with the office of the Secretary of the State of New York such instruments necessary under applicable law to change Seller's corporate name to a name which does not contain the words All Care Nursing Service. Within ten (10) days following such name change, Seller shall cooperate with Buyer so that Buyer can reserve the corporate name All Care Nursing Service for the benefit of Buyer. Seller shall at its own expense cause to be delivered to Buyer certificate issued by The Secretary of State's office evidencing Sellers name change.


ARTICLE 9.  CONDITIONS TO SELLER'S OBLIGATION
TO CONSUMMATE THE TRANSACTION

          Each and every obligation of Seller to be performed at or before the Closing hereunder is subject to the satisfaction on or prior to the Closing Date of the conditions set forth below, any one or more of which may be waived by Seller:

          9.1 Compliance with Agreement. Buyer shall have performed all of its obligations and agreements and complied, in all material respects, with all covenants, warranties and conditions contained in this Agreement which are required to be performed or complied with by Buyer on or prior to the Closing Date, and the President of the Buyer shall have delivered a certificate to such effect to Seller on the Closing Date.

          9.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and the other Transaction Documents shall be true, complete and correct, in all material respects, on and as of the date made and as of the Closing Date with the same force and effect as though such representations and warranties had been given on the Closing Date, and the President of Buyer shall have delivered a certificate to such effect to Seller at closing.

          9.3 Approvals and Consents. The material consents, approvals and waivers as set forth on Schedule 8.3 hereto necessary in order to consummate the transactions contemplated hereby shall have been obtained.

          9.4 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated or which would prohibit Buyer's purchase of the Transferred Assets.

          9.5 Deliveries. Seller shall receive from Buyer all of the other documents required to be delivered by Buyer pursuant to Section ll.l(b) of this Agreement.


ARTICLE 10.  TERMINATION

            10.1  Termination Prior to the Closing Date.
Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time:

                 (i) On or prior to the Closing Date by mutual written consent of Buyer and Seller.

                 (ii)    By Buyer, if the conditions specified in
            Article 8 have not been satisfied or waived by Buyer as of the Closing Date;

                 (iii) By Seller, if the conditions specified in
            Article 9 have not been satisfied or waived by Seller as of the Closing Date;

                 (iv) By Buyer or Seller, on November 1, 1996 , if the Closing has not occurred by such date;

                 (v) At the election of the Seller prior to the Closing Date, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement;

                 (vi) At the election of the Buyer prior to the Closing Date, if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement;

                 (vii) At the election of the Seller or the Buyer, if
            any legal proceeding is commenced or threatened by any court or governmental agency directed against the consummation of the Closing or any other transaction contemplated under this Agreement; or

In the event of the termination of this Agreement pursuant to this
Section 10.1 this Agreement shall automatically terminate and be of no further force and effect, and there shall be no liability hereunder (except if termination occurs pursuant to clauses (v) or (vi) above), or in respect of the transaction contemplated hereby.


ARTICLE 11.  DELIVERIES AT AND AFTER CLOSING

          11.1 Deliveries at Closing. (a) At Closing, Seller shall deliver to Buyer:

                 (i) a Bill of Sale and Assignment of Lease duly executed by Seller;

                 (ii) certificates, dated the Closing Date, required to be delivered by Seller to Buyer pursuant to Sections
            8.1 and 8.2 hereof;

                (iii) a Certificate of an authorized officer of Seller
            certifying: that all necessary corporate action by the Board of Directors of Seller has been taken to authorize the consummation of the transactions provided for in this Agreement. Such certificate shall attach or set forth verbatim the resolutions adopted by the Board of Directors of Seller;

                  (iv)  with respect to Seller, good standing
            certificate and tax clearance letter from the State of New
            York;

                  (v) the opinion of Seller's counsel required pursuant to Section 8.7 hereof;

                  (vi) Consulting Agreement for William Halperin in the form set forth in Exhibit II.

                  (vii) Non-Competition Agreement for Seller in the
            form set forth in Exhibit III.

            (b)   At Closing, Buyer shall deliver to Seller:

                  (i)    certificates, dated the Closing Date,
            required to be delivered by Buyer to Seller pursuant to Sections 9.1 and 9.2 thereof;

                  (ii) a certificate of an authorized officer of Buyer certifying that all necessary corporate action by the Board of Directors of Buyer has been taken to authorize the consummation of the transactions provided for in this Agreement. Such certificate shall attach or set forth verbatim the resolutions adopted by the Board of Directors of Buyer;

                  (iii)  The Purchase Price and Note specified in
            Section 3.2.


ARTICLE 12.  INDEMNIFICATION

            12.1   Seller's Indemnity of Buyer.

          (a) Seller shall indemnify Buyer and hold it harmless from and against:

                 (i) any and all damages, expenses and losses suffered, paid or incurred, or to be suffered, paid or incurred in the future, by Buyer arising out of any inaccuracies in or any breach of any representation, covenant, agreement or warranty on the part of Seller herein contained or in any other Transaction Document; and

                 (ii) any and all reasonable costs and expenses of Buyer related to clause (i) above including reasonable attorney's fees in connection with the prosecution, defense or appeal of any suit or action in connection therewith.

                  (iii) The operations of the Business after the date of Closing.

          (All of such items described in paragraphs (i) and (ii) above are collectively referred to hereinafter as the "Buyer's
Loss.")

          (b) Whenever it shall come to the attention of Buyer that it has suffered or incurred, or may suffer or incur, any Buyer's
Loss, Buyer shall give prompt written notice to Seller of such anticipated or actual loss, damage, cost or expense, and Buyer will permit Seller, at Seller's option and expense, to conduct the defense against any such claims or actions, and will cooperate with Seller in such defense in such manner as Seller may reasonably request. If Seller elect not to, or fail to, defend against such claims or actions, Buyer shall have the right to defend against such claims or actions at Seller's expense. If Buyer shall defend against such claim or action at Seller's expense, Buyer agrees that it will not settle or permit the settlement of any matter giving rise to any Buyer's Loss without the prior written consent of Seller (which consent will not be unreasonably withheld).

          (c) Buyer's right to assert a claim against Seller for indemnification pursuant to this Section 12.2 shall survive the Closing.

            (d) In the event Seller has insufficient funds to honor the indemnity under this Article, the Secondary Indemnitor shall be jointly and severely liable.


            12.2   Buyer's Indemnity of Seller.
          (a) Buyer shall indemnify Seller and hold it harmless from and against:

                 (i) any and all damages, expenses and losses suffered, paid or incurred, or to be suffered, paid or incurred in the future, by Seller arising out of any inaccuracies in or breach of any representation, covenant, agreement or warranty on the part of Buyer herein contained or in any other Transaction Document;

                 (ii) any and all reasonable costs and expenses of Seller related to clause (i) above including reasonable attorney's fees in connection with the prosecution, defense or appeal of any suit or action in connection therewith.

                  (iii) Buyer's operation of the business after the date of Closing.

          (All of such items described in paragraphs (i) and (ii) above are collectively referred to hereinafter as the "Seller
Loss.")

          (b) Whenever it shall come to the attention of Seller that it has suffered or incurred, or may suffer or incur, any Seller's Loss, Seller shall give prompt written notice to Buyer of such anticipated or actual loss, damage, cost or expense, and Seller will permit Buyer, at Buyer's option and expense, to conduct the defense against any such claims or actions, and will cooperate with Buyer in such defense in such manner as Buyer may reasonably request. If Buyer elects not to, or fails to, defend against such claims or actions, Seller shall have the right to defend against such claims or actions at Buyer's expense. If Seller shall defend against such claim or actions at Buyer's expense, Seller agree that it will not settle or permit the settlement of any matter giving rise to any Seller Loss without the prior written consent of Buyer.

          (c) Seller's right to assert a claim against Buyer for indemnification pursuant to this Section 12.2 shall survive the Closing.

            (d) In the event Buyer has insufficient funds to honor the indemnity under this Article, Parent shall be jointly and severally liable.

            12.3 The obligations of the respective parties under Sections 12.1 and 12.2 shall not be effective until the aggregate
'Seller Loss' or 'Buyer Loss', as the case may be, exceeds $1,000.


ARTICLE 13.  MISCELLANEOUS

          13.1 Survival. Notwithstanding any right of the Buyer to fully investigate the business and operations of Seller, the Buyer shall be entitled to rely fully on the representations, warranties, covenants and agreements of Seller contained in this Agreement and the other Transaction Documents. The representations, warranties, covenants and agreements made by the parties herein shall survive for a period of 30 months after the Closing unless a different period is specifically indicated. This Section 13.1 is not intended to create any rights in any third-party beneficiaries.

          13.2 Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered or sent by a nationally recognized overnight delivery service, with delivery confirmed, or telexed or telecopied, with receipt confirmed (provided that if telexed or telecopied, with a copy also send by regular United States mail), or deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:





If to Seller:           William Halperin
                        4 Westwood Drive
                        Huntington, NY  11743

                        Fax No:  (516) 367-3069

With Copy To:           Barry A. Furman, Esq.
                        Furman & Halperin P.C.
                        401 City Avenue Suite 612
                        Bala Cynwyd, PA  19004

                        Fax No:  (610) 668-5455

If to Buyer:            ATC Healthcare Services, Inc.
                        1983 Marcus Avenue
                        Lake Success, NY 11042
                        Attn: Carla Perrotta,
                        V.P. & General Manager

                        Fax No.: (516) 358-9128

With Copy To:           ATC Healthcare Services, Inc.
                        1983 Marcus Avenue
                        Lake Success, NY 11042
                        Attn: Renee J. Silver, Esq.

                        Fax No.: (516) 327-8636

If to a Secondary
Indemnitor:             William Halperin
                        4 Westwood Drive
                        Huntington, NY  11743

            or such other persons and/or addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given as of the date when so personally delivered, or the next day when delivered during business hours to such overnight delivery service properly addressed or when receipt of a telex or telecopy is confirmed, or upon the earlier to occur of receipt or five (5) business days after mailed as provided above, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient.

            13.3        Parties in Interest and Assignment.

          (a) This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and assigns.

          (b) Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by all of the parties hereto; provided, however, that Buyer may assign its rights or delegate its duties hereunder to a wholly owned subsidiary of Buyer.

          (c) It is expressly agreed that this Agreement is not intended to create any rights in respect of any third-party beneficiaries.

          13.4 Modification. This Agreement may not be amended or modified except by writing signed by an the parties or authorized officer of all of the parties hereto. No waiver of the performance or breach of, or default under, any condition or obligation hereof shall be deemed to be a waiver of any other performance, or breach of, or default under the same or any other condition or obligation of this Agreement.

          13.5 Entire Agreement. This Agreement, together with those related agreements contemplated by this Agreement, embodies the entire agreement between the parties hereto and cancels and supersedes all previous agreements and understandings relating to the subject matter of this Agreement, written or oral, between the parties hereto. There are no agreements, representations, or warranties between the parties other than those set forth or provided herein.

          13.6 Execution in Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          13.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          13.8    Governing Law.

            (a) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, including all matters of enforcement, validity and performance.

            (b) Policy. Any claim between the parties arising out of or relating to this Agreement, shall be determined by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association ('AAA rules') as modified by the provisions of this Agreement; provided that the total award by a single arbitrator (as opposed to a majority of the arbitrator (s)) shall not exceed $250,000 including interest, attorneys' fees and costs. If either party demands a total award greater than $250,000 there shall be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within fifteen (15) days of the arbitration demand, the arbitrator (s) shall be selected in accordance with AAA rules. At least on arbitrator shall be an attorney with over fifteen (15) years' experience. Whether a claim is covered by this agreement shall be determined by the arbitrator
(s). All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceedings hereunder.
The arbitration shall be conducted in the English language in Nassau County, New York.

            (c) Hearing. The arbitrator (s) shall take such steps as may be necessary to hold a private hearing within one hundred eighty (180) days of the arbitration demand; to conclude the hearing within three (3) days; and to render a written decision not later than twenty (20) days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator (s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim (s) determined and the award made on each claim. In making the decision and award, the arbitrator (s) shall apply applicable law. The arbitrator (s) may award injunctive relief or any other remedy available from a judge, and shall award reasonable attorneys' fees and costs to the prevailing party but shall not have the power to award punitive damages.

            (d) Procedures. There shall be no discovery or substantive motions, except the arbitrator (s) shall authorize such discovery as may be shown to be necessary to ensure a fair hearing. The arbitrator (s) shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to day affairs, and may require the parties to submit some or all of their case by written declaration or such other manner of presentation as the arbitrator (s) may determine to be appropriate. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

            (e)  Arbitration Decision.  The award of the arbitrator
(s) shall be final and non-appealable, absent fraud, collusion or willful misconduct by the arbitrator (s). The award may be confirmed and enforced in any court having jurisdiction and the parties hereby consent to the jurisdiction and venue of the courts of the State of New York or any federal court located in such state for such purposes. The parties hereby waive all defenses as to personal jurisdiction, venue and sovereign immunity from jurisdiction, attachment and execution in any proceeding to confirm or enforce the award and prevails shall be paid its full costs and attorneys' fees by the other party.

            (f) Injunctive Relief. Either party may seek temporary or preliminary injunctive relief from any court having jurisdiction in the event of a breach of this agreement. The parties consent to the jurisdiction and venue of the courts of the State of New York, including all federal courts located therein. By obtaining any such remedy neither party shall waive the provisions of subparagraphs (a) through (f) above; and any issues or claims which arise in connection with such injunctive in accordance with subparagraphs (a) through (f) above.

            13.9 Schedules. All of the Schedules and Exhibits attached hereto are incorporated herein and made a part of this Agreement by this reference thereto.

            13.10 Severability. In case one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the invalidity or illegality or unenforceability shall not affect any other provision and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained in it.

            13.11 Certain Post Closing Matters. Following the Closing, Seller agree to cooperate with Buyer and shall take such actions, deliver such documents to Buyer and execute such documents as Buyer may reasonably request in order to carry out the purpose of this Agreement and the other Transaction Documents.

            13.12 Sales or Transfer Taxes. Seller shall pay all sales and use taxes, if any, assessed in connection with the transactions contemplated herein. Seller shall pay all transfer, recording, or other such taxes or charges assessable on account of the transactions contemplated herein.

            13.13 Binding Effect. This Agreement is binding upon all successors and assigns of the respective parties, including but not limited to the operating subsidiary of Buyer which operates the business.

            13.14 Temporary Use of Seller's Checking Account. Should Buyer wish Seller to make payroll payments on behalf of Buyer until Buyer receives its customized checks; Buyer shall maintain the required balance in Seller's checking account and shall be responsible for all tax requirements and obligations. Nothing contained herein is intended to result in Sellers or Secondary Indemnitor being deemed to be an Employer or 'responsible person' under the Internal Revenue Code. Buyer and Parent agree to hold Seller and Secondary Indemnitor harmless and the indemnity of
Article 12.2 applies with respect to any such temporary use of Sellers checking account under this provision. In the event of any inconsistency between this provision and other provisions of this Agreement, this provision shall control.

            13.15 The parties hereto acknowledge that the transaction contemplated under this Agreement is to be closed on the same date as the signing and delivery, rendering some provisions of this Agreement moot. In the event of inconsistency between any provisions of this Agreement and Paragraph 13.15, this Paragraph shall control.

            13.16  Collections of Accounts Receivable

            (a) Although Seller is transferring its trade name to Buyer, Seller shall retain the limited right to use its trade name for the purpose of collecting the retained accounts receivable and paying obligations.

            (b) Seller shall request customers to mail checks for payments of the retained accounts receivable to the attention of William Halperin and to designate on the check the invoice date.
If any party receives a check which was intended by the customer as payment to the other party, it shall not negotiate or deposit the check, but shall immediately forward it to the other party.

            (c) Seller shall invoice and receive payment for all shifts completed through week 37, the designated cut off point agreed to by the parties at Closing.

            (d) Seller agrees that if its invoices to Harlem Hospital aren't paid within 90 days of closing and Buyer has any invoices to Harlem Hospital which are unpaid for 15 days, Seller will advise the Hospital not to pay Seller until each such invoice of Buyer has been paid.


             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                    ATC HEALTHCARE SERVICES, INC.


                                    BY: /s/ Stephen Savitsky

                                    STAFF BUILDERS, INC.


                                    BY: /s/ Stephen Savitsky

                                    ALL CARE NURSING SERVICE, INC.


                                    By: /s/ William Halperin


                                    SECONDARY INDEMNITOR:


                                     /s/ William Halperin
                                    WILLIAM HALPERIN




Compst1k